Exhibit 99.1

For Immediate Release

Seasoned Ophthalmology Executive Deb Jorn Joins pSivida to Focus on Corporate and Commercial Development

WATERTOWN, Mass., November 7, 2016 — pSivida Corp. (NASDAQ: PSDV) (ASX:PVA), a leader in the development of sustained release drug products and technologies, announced that Deb Jorn, a proven business development executive, has joined the Company as Executive Vice President of Corporate and Commercial Development, a newly created position reporting directly to Nancy Lurker, pSivida’s President and Chief Executive Officer. Ms. Jorn’s primary responsibilities will be to establish collaborations leveraging pSivida’s unique technologies and finalizing an EU partnership deal for the Company’s Durasert™ three-year uveitis, which was formerly known as Medidur.

Ms. Jorn’s experience and expertise in corporate licensing, M&A and alliance management helped her build US and global pharmaceutical businesses across numerous therapeutic areas, including ophthalmology. Most recently, she was EVP and Company Chair at Valeant Pharmaceuticals and previously served as Chief Marketing Officer at Bausch & Lomb. Earlier, Ms. Jorn was Group VP of Womens’ Healthcare and Fertility at Schering Plough. She was also at Johnson & Johnson as the Worldwide VP of Internal Medicine and Early Commercial Input. She began her career at Merck and for more than twenty years held roles of progressive responsibility in a variety of functions including R&D, regulatory, sales and marketing. Ms. Jorn holds a B.A. in Biochemistry from Rutgers University and an MBA from New York University’s Stern Graduate School of Business Administration.

“Deb has an impressive track record and her knowledge of the ophthalmology market and her corporate licensing and M&A experience greatly enhance our team’s capabilities,” commented Ms. Lurker. “She is a proven leader who, in addition to her corporate licensing and M&A experience has also brought many iconic brands to market. I look forward to working with Deb as we begin the early planning for our future branding and launch of Durasert three-year uveitis in the EU and US.”

“I am very excited about pSivida’s sustained release drug products. I believe my pharmaceutical experience and successful track record in corporate licensing and M&A will enable us to leverage pSivida’s unique delivery technologies and prepare Durasert three-year uveitis product for launch,” commented Ms. Jorn.

About pSivida Corp.

pSivida Corp. (www.psivida.com), headquartered in Watertown, MA, is a leader in the development of sustained release drug technologies for eye diseases. pSivida has developed three of only four FDA-approved sustained-release treatments for back-of-the-eye diseases. The most recent, ILUVIEN®, a micro-insert for diabetic macular edema, licensed to Alimera Sciences, is currently sold in the US and three EU countries. Retisert®, an implant for posterior uveitis, is licensed to and sold by Bausch & Lomb. pSivida’s lead product candidate, Durasert micro-insert for posterior segment uveitis being independently developed, is currently in pivotal Phase 3 clinical trials. pSivida’s pre-clinical development program is focused on using its core platform technologies Durasert™ and Tethadur™ to deliver drugs and biologics to treat wet and dry age-related macular degeneration, glaucoma, osteoarthritis and other diseases. To learn more about pSivida, please visit www.psivida.com and connect on Twitter, LinkedIn, Facebook and Google+.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. Some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements include uncertainties with respect to: our ability to obtain needed capital; our ability to achieve profitable operations; potential declines in Retisert royalties; fluctuations in our operating results; further impairment of our intangible assets; our ability to obtain marketing approvals for and successfully commercialize Durasert three-year uveitis for posterior segment uveitis; performance by CROs, vendors and investigators; timing of filing marketing approval applications for Durasert three-year uveitis; acceptability of data to be filed in support of Durasert three-year uveitis marketing applications; maintenance of orphan designation for Durasert three-year uveitis, potential off-label sales of ILUVIEN for posterior segment uveitis; successful commercialization of, and receipt of revenues from, ILUVIEN for DME; Alimera’s ability to continue as a going concern; the effect of pricing and reimbursement decisions on sales of ILUVIEN for DME; consequences of fluocinolone acetonide side effects; outcome of dispute with Alimera on commercialization expenses; any exercise by Pfizer of its option with respect to the latanoprost product; our ability to develop Tethadur to successfully deliver large biologic molecules and develop products using it; efficacy and future development of severe OA implant by us; our ability to successfully develop product candidates, initiate and complete clinical trials and receive regulatory approvals; our ability to market and sell products; the success of current and future license agreements; termination or breach of current license agreements; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; effects of potential U.K. exit from the EU; legislative or regulatory changes; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the SEC. You should read and interpret any forward-looking statements in light of these risks. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contact:

EVC Group

Michael Polyviou/Doug Sherk – Investors

mpolyviou@evcgroup.com; dsherk@evcgroup.com

212.850.6020; 415.652.9100

Thomas Gibson – Media

tom@tomgibsoncommunications.com

201-476-0322